Exhibit 99.1

July 24, 2014

NEWBRIDGE REPORTS 45% GROWTH IN NET PRE-TAX CORE OPERATING INCOME
FOLLOWING ITS MERGER WITH CAPSTONE BANK

Second-Quarter 2014 Highlights

•	CapStone merger completed, assets expanded 19% to $2.4 billion from March 31, 2014
•	Net income totaled $1.2 million, after $5.3 million of merger and severance expenses
•	Pre-tax core net operating income, a non-GAAP measure, was $7.2 million, up 45% from second quarter 2013
•	Net interest income rose 31% to $20.3 million
•	Loan balances grew $283 million
•	Deposits expanded $233 million
•	Wealth management revenue increased 17% from prior year quarter
•	Nonperforming assets were 0.61% of total assets at June 30, 2014
•	Realignment of retail banking led to a 5% reduction in the Company’s work force
•	Capital levels rose to 12.5% total risk-based and 8.3% tier 1 leverage
•	Book value per share increased to $6.05 from $5.50 in first quarter 2014 and $5.12 in second quarter 2013

Subsequent Second-Quarter Events

•	Launched banking team to serve middle market corporations in the region generating annual revenue from $25 million to $250 million

Second-Quarter Results Include

•	Merger costs totaled $4.8 million, and severance expenses totaled $533,000
•	$15.5 million of subordinated debt issued in late first quarter 2014 – redeemed preferred stock

GREENSBORO, N.C. – NewBridge Bancorp (NASDAQ: NBBC) today reported earnings for the three- and six month periods ended June 30, 2014. Net income available to common shareholders totaled $1.2 million, or $0.03 per diluted share for the quarter, compared to $11.6 million, or $0.38 per diluted share reported for the quarter ended June 30, 2013. Earnings for the current quarter were reduced by $4.8 million of merger related expenses and severance expenses of $533,000. The 2013 quarter included a reversal of a tax valuation allowance, which resulted in an income tax benefit of $6.6 million. Pre-tax core net operating income, which excludes merger and severance expenses, gains on sale of investment securities and provisions for tax, increased $2.2 million, or 45%, to $7.2 million in the second quarter of 2014 compared to the same period a year ago. For the six months ended June 30, 2014, net income totaled $4.6 million, or $0.13 per diluted share, compared to $16.4 million, or $0.51 per diluted share, for the prior year. For the six-months ended June 30, 2014, merger and severance expenses totaled $5.4 million.

Pressley A. Ridgill, President and Chief Executive Officer, said, “The Company’s initiatives to grow loan and deposit market share in core geographic markets are gaining momentum. A multi-faceted strategy to build our commercial, retail, and wealth management businesses demonstrated traction through improved operating results. We are expanding our presence in key markets, including Charlotte, North Carolina and Greenville, South Carolina. The Company achieved a 45% increase in pre-tax core net operating income in the recent quarter, due in part to the merger with CapStone Bank. The CapStone merger followed the addition of Security Savings Bank in Southport, North Carolina, in the fourth quarter of 2013. Our balance sheet has grown by nearly $500 million over the first six months of 2014, which helped deliver a 31% increase in second quarter net interest income over the prior year. While revenue growth remains a key focus, the Company maintains disciplined cost management aimed at improving efficiency. We have achieved approximately 30% cost savings from each merger. We have also taken additional steps to create efficiencies throughout the organization and realigned the retail banking group to improve productivity and efficiency. This realignment resulted in a 5% overall reduction in the Company’s total number of employees, and we expect ongoing cost savings from the initiative.”

Ridgill continued, “We also were pleased to announce the addition of an experienced commercial banking team, led by Michael J. McMahan, Executive Vice President and Director of Middle Market Banking. This group will focus on serving businesses with revenues from $25 million to $250 million. We believe this market is underserved, requiring the specialized banking, treasury management and lending capabilities NewBridge Bank is in a position to provide.”

Net Interest Income

Net interest income increased 31.4%, or $4.8 million, to $20.3 million for the quarter ended June 30, 2014 compared to the quarter ended June 30, 2013. The growth in net interest income was due primarily to a rise in the average balance of earning assets, primarily of loans, following the mergers with CapStone and Security Savings Bank, combined with strong organic growth over the last year. The quarterly average balance of earning assets increased $641.0 million over the prior year. While earning asset yield declined 26 basis points, interest income increased $5.4 million over the prior year’s quarter. Interest on loans contributed $4.8 million of the $5.4 million increase. The net interest margin declined 27 basis points from the prior year’s quarter to 3.70% due to the ongoing repricing of assets in the continued low interest rate environment. For the six month period ending June 30, 2014, net interest income increased $6.4 million, or 21.1%, over the prior year period to $36.9 million. For the six-month period, the net interest margin declined 22 basis points to 3.72%.

Noninterest Income

Excluding $70,000 of securities gains for the second quarter of 2013 and $278,000 of gains for the six-month period in 2013, noninterest income increased $61,000 to $4.2 million for the quarter, but declined $78,000 for the six-month period. The decline in noninterest revenue was caused by a $246,000 drop in mortgage revenue for the quarter and $675,000 decline for the six-month period, which was due to the reduced mortgage refinance market activity. Retail banking revenue, wealth management fees and other noninterest income grew over the prior year periods, offsetting much of the decline. Retail banking revenues increased $120,000, or 4.7%, wealth management revenue climbed $105,000, or 17.3%, and other sources of noninterest income increased $82,000, or 16.5%, for the quarter. For the six-month period, retail banking revenues increased $274,000, or 5.5%, wealth management revenue climbed $179,000, or 14.3%, and other sources of noninterest income increased $144,000, or 10.8%.

Noninterest Expense

Noninterest expense was affected by $5.3 million of merger and severance expenses for the quarter ending June 30, 2014, which contributed to a 62.5%, or $8.5 million, overall increase in noninterest expense, totaling $22.0 million for the quarter. For six months, noninterest expense increased 36.0%, or $9.9 million, to $37.5 million. Merger expenses for the three- and six-months totaled $4.8 million and $4.9 million, respectively. Severance expenses, associated primarily with the retail realignment strategy, totaled $533,000 for the quarter ending June 30, 2014. Excluding merger and severance expenses, the rise in expense in each category was due to the acquisitions of Security Savings Bank and CapStone Bank. The number of full time employees increased by just 28 due primarily to the reduction in staff associated with the realignment strategy within retail banking.

Balance Sheet

Total assets increased $390.8 million for the quarter and $463.9 million for the year to $2.43 billion at June 30, 2014. Loans held for investment increased $282.7 million, or 19.6%, for the quarter and $309.8 million, or 21.9%, for the six-month period. Excluding CapStone acquired loans, loans increased $49.1 million for the year, an annualized growth rate of 7.0%. Also contributing to the growth in assets, investments increased $59.1 million for the quarter and $100.3 million for the six-month period, and totaled $469.2 million at June 30, 2014. Growth in the investment portfolio occurred in US government agency issued securities and select corporate debt securities. The average duration of these investments was less than 5 years and had a weighted average yield of 2.64% at June 30, 2014. The investment portfolio remains highly liquid with $353.4 million available for sale with an average duration of 4.2 years. Intangible assets increased $19.9 million during the quarter due to the CapStone transaction.

Total liabilities increased $323.0 million during the quarter and $406.0 million for the six-month period, including a $301.6 million increase in deposits. Total deposits were $1.86 billion at June 30, 2014. Core, non-time transaction, savings and money market accounts comprise 67% of the Company’s deposits. These core accounts increased $121.3 million due primarily to the CapStone transaction. The weighted average cost of the Company’s $1.25 billion of core accounts was 0.14% at June 30, 2014. Time deposit balances increased $112.0 million during the quarter, which included a $50.4 million increase in broker originated deposits. At June 30, 2014, brokered deposits were 14% of the Company’s deposit balances. In March 2014, the Company issued $15.5 million of subordinated debt notes. The notes were issued as an efficient form of regulatory tier two eligible capital, and the proceeds were used for the redemption of the balance of the TARP issued preferred securities. The weighted average cost of these notes is 7.25%; however, the after tax cost to common shareholders is below 5%.

Shareholders’ equity increased $67.8 million for the quarter and $57.9 million for the six-month period. In the second quarter of 2014, equity from the CapStone merger and from stock options exercised following the merger totaled $64.4 million. Retained earnings increased $1.2 million, and other comprehensive income expanded $1.9 million. Equity in the first quarter of 2014 declined $10.0 million due to the redemption of $15.0 million of preferred securities. The Company’s tangible book value increased from $5.05 per share at December 31, 2013 to $5.30 at June 30, 2014.

Asset Quality

Asset quality continued to improve during the second quarter of 2014 as total classified assets declined $5.1 million for the quarter and $11.2 million for the six-month period, to $40.1 million. Nonperforming assets decreased $2.1 million to $14.9 million, representing 0.61% of total assets. Nonperforming loans totaled $11.3 million at June 30, 2014. Net chargeoffs were $2.4 million for the six-month period, or 0.30% annualized of loans. Compared to the prior year, net chargeoffs increased $99,000 from $2.3 million to $2.4 million through six months. The allowance for credit losses was $22.9 million at June 30, 2014, or 1.33% of total loans held for investment and 203.2% of nonperforming loans. Excluding loans acquired from CapStone Bank, the allowance for credit losses was 1.57% of loans held for investment.

Outlook

Ridgill concluded: “NewBridge has executed two successful mergers over the past 12 months, growing total assets by more than 40% to $2.4 billion.  In addition to these transactions, the Company has continued to grow its core business lines organically.  We remain committed to our companywide culture of excellence, which encompasses a drive for efficiency, enhanced productivity, and a relentless focus on service.  Our team is also committed to unlocking additional earnings power not only within the acquired institutions but through our existing core franchise.  We are improving the versatility of our sales team, while providing them with better technology and an improved suite of products.  The Company also implemented a necessary staff and strategic realignment within its retail banking group and replaced a traditional branch staffing model with a more efficient and effective one.  Anticipated cost savings from this initiative will be recognized in future periods.

“Our net interest margin is expected to remain under pressure in the near term; however, we are mitigating the impact of potential margin compression with diligent deposit management and through continued growth in earning assets.

“We recently launched a middle market banking group through the addition of a seasoned team of commercial bankers with significant experience serving businesses with revenues from $25 million to $250 million.  NewBridge will offer a full suite of highly tailored commercial banking and treasury management services that will be competitive with larger national and regional banking institutions.  The Company has developed the reach and resources required to enter this attractive new market segment, and we expect an immediate positive impact from the middle market banking team.

“As we move into the second half of 2014, we remain optimistic about the Company’s prospects for organic growth, our ability to recruit talented revenue producing bankers and our initiatives to further enhance efficiency and productivity across the organization.  Management continues to evaluate vibrant potential new geographic markets for organic or inorganic expansion, and we are exploring prudent acquisition opportunities on an ongoing basis.  Our decision-making is centered upon maximizing shareholder value, and we remain committed to the pursuit of ongoing growth in the value of our franchise.”

Use of Non-GAAP Measures

Tangible common shareholders’ equity percentages have become a focus of some investors. Because tangible common shareholders’ equity is not formally defined by generally accepted accounting principles (“GAAP”), this measure is considered to be a non-GAAP financial measure, and other entities may calculate it differently. Since analysts and banking regulators may assess our capital adequacy using tangible common shareholders’ equity, management believes that it is useful to provide investors with the ability to assess the Company’s capital adequacy on the same basis.

Management also believes that the presentation of pre-tax core net operating income, which excludes merger and severance expenses, gains on sale of investment securities and provisions for tax, provides a meaningful base for period-to-period comparisons, which management believes will assist investors in assessing the performance of the Company on the same basis as applied by management.

About NewBridge Bancorp

NewBridge Bancorp is the bank holding company for NewBridge Bank, a full service, state-chartered community bank headquartered in Greensboro, North Carolina. The stock of NewBridge Bancorp trades on the NASDAQ Global Select Market under the symbol “NBBC.”

As one of the largest community banks in North Carolina, NewBridge Bank serves small to midsize businesses, professionals and consumers with a comprehensive array of financial services, including retail and commercial banking, private banking, wealth management and mortgage banking. NewBridge Bank has assets of approximately $2.4 billion and 40 branches and several loan production offices.

Disclosures About Forward Looking Statements

The discussions included in this document and its exhibits may contain forward looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including Section 21E of the Securities Exchange Act of 1934 and Section 27A of the Securities Act of 1933. Such statements involve known and unknown risks, uncertainties and other factors that may cause actual results to differ materially. For the purposes of these discussions, any statements that are not statements of historical fact may be deemed to be forward looking statements. Such statements are often characterized by the use of qualifying words such as “expects,” “anticipates,” “believes,” “estimates,” “plans,” “projects,” or other statements concerning opinions or judgments of NewBridge and its management about future events. The accuracy of such forward looking statements could be affected by factors including, but not limited to, the financial success or changing conditions or strategies of NewBridge’s customers or vendors, fluctuations in interest rates, actions of government regulators, the availability of capital and personnel or general economic conditions. These forward looking statements express management’s current expectations, plans or forecasts of future events, results and condition, including financial and other estimates and expectations regarding the acquisitions of Security Savings Bank and CapStone Bank and the general business strategy of engaging in bank acquisitions. Additional factors that could cause actual results to differ materially from those anticipated by forward looking statements are discussed in NewBridge’s filings with the Securities and Exchange Commission, including without limitation its annual report on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K. NewBridge undertakes no obligation to revise or update these statements following the date of this press release.

Investors may contact:
Ramsey Hamadi, Chief Financial Officer	336-369-0975
Richard Cobb, Controller & Chief Accounting Officer	336-369-0914
David Barksdale, Chief Strategy Officer	336-369-0939

####

FINANCIAL SUMMARY

	Three Months Ended June 30		Six Months Ended June 30
	2014	2013	2014	2013
Income Statement Data
(Dollars in thousands, except share data)
Interest income:
Loans	$18,506	$13,740	$33,617	$27,166
Investment securities	3,577	2,960	6,529	5,951
Other	40	6	41	13
Total interest income	22,123	16,706	40,187	33,130
Interest expense:
Deposits	1,050	722	1,907	1,510
Borrowings from the FHLB	180	244	366	497
Other	638	330	1,023	656
Total interest expense	1,868	1,296	3,296	2,663
Net interest income	20,255	15,410	36,891	30,467
Provision for credit losses	600	1,037	744	2,016
Net interest income after provision for credit losses	19,655	14,373	36,147	28,451
Noninterest income:
Retail banking	2,673	2,553	5,252	4,978
Mortgage banking services	241	487	370	1,045
Wealth management services	713	608	1,429	1,250
Gain on sale of investment securities	-	70	-	278
Bank-owned life insurance	329	330	777	790
Other	250	167	704	547
Total noninterest income	4,206	4,215	8,532	8,888
Noninterest expense:
Personnel	9,645	7,508	17,986	15,335
Occupancy	1,241	1,024	2,427	2,039
Furniture and equipment	948	852	1,855	1,670
Technology and data processing	1,173	1,053	2,290	2,039
Legal and professional	925	755	1,463	1,428
FDIC insurance	416	432	813	885
Other real estate owned	(62)	(473)	336	(437)
Merger related expenses	4,812	-	4,900	-
Other	2,945	2,412	5,440	4,624
Total noninterest expense	22,043	13,563	37,510	27,583
Income before income taxes	1,818	5,025	7,169	9,756
Income tax expense (benefit)	657	(6,601)	2,557	(6,601)
Net income	1,161	11,626	4,612	16,357
Dividends and accretion on preferred stock	-	(679)	(337)	(1,408)
Net income available to common shareholders	$1,161	$10,947	$4,275	$14,949
Net income per share - basic	$0.03	$0.38	$0.13	$0.60
Net income per share - diluted	$0.03	$0.38	$0.13	$0.51

FINANCIAL SUMMARY

	2014			2013
	Second		First	Fourth		Third	Second
	Quarter		Quarter	Quarter		Quarter	Quarter
Period-End Balance Sheet
(Dollars in thousands)
Assets
Loans held for sale	$5,733		$3,486	$3,530		$3,744	$5,908
Commercial loans	835,248		684,643	656,440		620,445	571,227
Real estate - construction loans	151,078		115,748	115,396		93,256	84,173
Real estate - mortgage loans	703,390		610,365	610,179		524,258	514,841
Consumer loans	28,770		25,094	26,437		22,057	23,349
Other loans	8,064		7,991	8,251		6,345	6,121
Total loans held for investment	1,726,550		1,443,841	1,416,703		1,266,361	1,199,711
Allowance for credit losses	(22,944)		(24,435)	(24,550)		(25,385)	(26,395)
Net loans held for investment	1,703,606	(1)	1,419,406	1,392,153	(2)	1,240,976	1,173,316
Investment securities	469,198		410,122	368,866		357,537	378,011
Other earning assets	19,679		4,075	3,915		24,583	2,109
Intangible assets	27,942		8,046	8,315		2,535	2,711
Other non-earning assets	202,935		193,134	188,453		172,967	168,040
Total Assets	$2,429,093		$2,038,269	$1,965,232		$1,802,342	$1,730,095

Liabilities and Shareholders' Equity
Noninterest-bearing deposits	$301,038		$258,058	$240,979		$241,246	$225,089
Savings deposits	67,554		65,386	62,353		48,794	49,008
NOW accounts	477,372		454,198	439,624		413,268	425,129
Money market accounts	404,801		351,797	359,174		334,091	345,482
Time deposits	604,818		492,809	451,866		374,611	320,759
Total deposits	1,855,583	(3)	1,622,248	1,553,996	(4)	1,412,010	1,365,467
Total borrowings	332,274		244,774	229,774		209,474	185,074
Other liabilities	16,585		14,422	14,670		18,012	18,856
Shareholders' equity - preferred	-		-	15,000		14,981	14,961
Shareholders' equity - common	224,651		156,825	151,792		147,865	145,737
Total Liabilities and Shareholders' Equity	$2,429,093		$2,038,269	$1,965,232		$1,802,342	$1,730,095

(1)	Includes $260.7 million from CapStone Bank acquisition
(2)	Includes $121.5 million from Security Savings Bank acquisition
(3)	Includes $229.3 million from CapStone Bank acquisition
(4)	Includes $154.3 million from Security Savings Bank acquisition

COMMON STOCK DATA

	2014		2013
	Second	First	Fourth	Third	Second
	Quarter	Quarter	Quarter	Quarter	Quarter

Market value:
End of period	$8.06	$7.14	$7.43	$7.29	$5.99
High	8.69	7.62	7.92	9.17	6.41
Low	6.99	6.55	6.40	5.96	5.55
Book value	6.05	5.50	5.33	5.19	5.12
Tangible book value	5.30	5.22	5.05	5.10	5.02
Average shares outstanding	36,808,785	28,487,709	28,478,316	28,478,316	28,461,665
Average diluted shares outstanding	37,382,568	28,597,530	28,584,755	28,572,565	29,139,456
Class A shares at end of period	33,949,443	25,303,820	25,291,568	25,291,568	25,291,568
Class B shares at end of period	3,186,748	3,186,748	3,186,748	3,186,748	3,186,748

ASSET QUALITY DATA

	2014		2013
	Second	First	Fourth	Third	Second
	Quarter	Quarter	Quarter	Quarter	Quarter
(Dollars in thousands)
Loans identified as impaired	$8,025	$8,954	$5,879	$9,607	$10,610
Other nonperforming loans	3,268	3,883	3,519	1,896	3,207
Total nonperforming loans	$11,293	$12,837	$9,398	$11,503	$13,817

Total nonperforming loans	$11,293	$12,837	$9,398	$11,503	$13,817
Other real estate owned	3,585	5,633	7,566	2,695	4,508
Total nonperforming assets	$14,878	$18,470	$16,964	$14,198	$18,325

Net chargeoffs	2,091	259	1,477	1,043	709
Allowance for credit losses	22,944	24,435	24,550	25,385	26,395
Allowance for credit losses to loans held for investment	1.33%	1.69%	1.73%	2.00%	2.20%
Nonperforming loans to loans held for investment	0.65	0.89	0.66	0.91	1.15
Nonperforming assets to total assets	0.61	0.91	0.86	0.79	1.06
Nonperforming loans to total assets	0.46	0.63	0.48	0.64	0.80
Net chargeoff percentage (annualized)	0.48	0.07	0.42	0.34	0.24
Allowance for credit losses to nonperforming loans	203.17	190.35	261.23	220.68	191.03

	Three Months Ended June 30		Six Months Ended June 30
Allowance for credit losses rollforward	2014	2013	2014	2013

Beginning balance	$24,435	$26,067	$24,550	$26,630
Chargeoffs	3,023	1,543	3,981	3,559
Recoveries	932	834	1,631	1,308
Net chargeoffs	2,091	709	2,350	2,251
Provision for credit losses	600	1,037	744	2,016
Ending balance	$22,944	$26,395	$22,944	$26,395

INVESTMENT PORTFOLIO

	As of June 30, 2014
	Amortized	Gross	Gross	Estimated	Average		Average
	Cost	Unrealized gain	Unrealized loss	Fair value	Yield (%)		Duration (years)
(Dollars in thousands)
Available for Sale(1)
US Agency	$49,604	$-	$(2,034)	$47,570	2.05%		7.22
Agency mortgage backed securities	21,822	1,483	-	23,305	3.84		4.26
Collateralized mortgage obligations	11,893	351	-	12,244	3.85		3.99
Commercial mortgage backed securities	34,064	1,583	(7)	35,640	3.40		3.06
Covered bonds	49,956	2,645	(85)	52,516	3.49		2.45
Corporate bonds	119,750	4,792	(16)	124,526	3.78		3.80
Municipal obligations	34,522	851	(22)	35,351	5.00	(2)	4.96
Total debt securities	321,611	11,705	(2,164)	331,152	3.56	(2)	4.20
Federal Home Loan Bank stock	12,416	-	-	12,416
Other	9,351	732	(220)	9,863
Total Available for Sale	$343,378	$12,437	$(2,384)	$353,431

Held to Maturity(1)
US Agency	$32,750	$99	$(585)	$32,264	2.16%		5.21
Agency mortgage backed securities	58,410	1,309	(7)	59,712	2.56		5.33
Covered bonds	4,982	19	-	5,001	2.08		4.38
Corporate bonds	18,475	135	-	18,610	4.28		5.41
Municipal obligations	1,150	22	-	1,172	4.25	(2)	10.19
Total Held to Maturity	$115,767	$1,584	$(592)	$116,759	2.72	(2)	5.31

(1)	Available for sale securities are carried at fair value on the balance sheet while held to maturity securities are carried at amortized cost.
(2)	Fully taxable equivalent basis

ANALYSIS OF YIELDS AND RATES

	Three Months Ended June 30, 2014			Three Months Ended June 30, 2013
	Average	Interest Income/	Average Yield/	Average	Interest Income/	Average Yield/
	Balance	Expense(1)	Rate	Balance	Expense(1)	Rate
(Fully taxable equivalent basis, dollars in thousands)
Earning Assets
Loans receivable	$1,731,815	$18,506	4.29%	$1,180,844	$13,740	4.67%
Investment securities	456,291	3,717	3.26%	380,109	3,050	3.21%
Other earning assets	20,193	40	0.79%	6,317	6	0.38%
Total Earning Assets	2,208,299	22,263	4.04%	1,567,270	16,796	4.30%
Non-Earning Assets	209,324			134,981
Total Assets	$2,417,623	22,263		$1,702,251	16,796

Interest-Bearing Liabilities
Deposits	$1,566,251	1,050	0.27%	$1,134,479	722	0.26%
Borrowings	304,265	818	1.08%	141,839	574	1.62%
Total Interest-Bearing Liabilities	1,870,516	1,868	0.40%	1,276,318	1,296	0.41%
Noninterest-bearing deposits	302,397			222,243
Other liabilities	15,139			18,271
Shareholders' equity	229,571			185,419
Total Liabilities and Shareholders' Equity	$2,417,623	1,868		$1,702,251	1,296
Net Interest Income		$20,395			$15,500
Net Interest Margin			3.70%			3.97%
Interest Rate Spread			3.64%			3.89%

	Six Months Ended June 30, 2014			Six Months Ended June 30, 2013
	Average	Interest Income/	Average Yield/	Average	Interest Income/	Average Yield/
	Balance	Expense(1)	Rate	Balance	Expense(1)	Rate
(Fully taxable equivalent basis, dollars in thousands)
Earning Assets
Loans receivable	$1,581,176	$33,617	4.29%	$1,174,877	$27,166	4.66%
Investment securities	417,207	6,747	3.23%	384,304	6,141	3.20%
Other earning assets	10,761	41	0.77%	9,143	13	0.29%
Total Earning Assets	2,009,144	40,405	4.06%	1,568,324	33,320	4.28%
Non-Earning Assets	189,302			134,112
Total Assets	$2,198,446	40,405		$1,702,436	33,320

Interest-Bearing Liabilities
Deposits	$1,453,209	1,907	0.26%	$1,131,317	1,510	0.27%
Borrowings	256,298	1,389	1.09%	144,689	1,153	1.61%
Total Interest-Bearing Liabilities	1,709,507	3,296	0.39%	1,276,006	2,663	0.42%
Noninterest-bearing deposits	273,841			215,918
Other liabilities	15,489			19,307
Shareholders' equity	199,609			191,205

Total Liabilities and Shareholders' Equity	$2,198,446	3,296		$1,702,436	2,663
Net Interest Income		$37,109			$30,657
Net Interest Margin			3.72%			3.94%
Interest Rate Spread			3.67%			3.86%

(1)	Income related to securities exempt from federal income taxes is stated on a fully taxable-equivalent basis, assuming a federal income tax rate of 35%, and is then reduced by the non-deductible portion of interest expense. For the three months ended June 30, 2014, the adjustments made to convert to a fully taxable-equivalent basis were $140 for 2014 and $90 for 2013. For the six months ended June 30, 2014, the adjustments made to convert to a fully taxable-equivalent basis were $218 for 2014 and $190 for 2013.

OTHER DATA

	Three Months Ended June 30		Six Months Ended June 30
	2014	2013	2014	2013

Tangible common equity	$196,709	$142,987	$196,709	$142,987
Return on average assets	0.19%	2.74%	0.42%	1.94%
Return on average equity	2.03	25.15	4.66	17.25
Net yield on earning assets	3.70	3.97	3.72	3.94
Average loans to assets	71.63	69.37	71.92	69.01
Average loans to deposits	92.68	87.04	91.55	87.21
Average noninterest - bearing deposits to total deposits	16.18	16.38	15.86	16.03
Average equity to assets	9.50	10.89	9.08	11.23
Total capital as a percentage of total risk weighted assets	12.54	13.50	12.54	13.50
Tangible common equity as a percentage of tangible assets	8.19	8.28	8.19	8.28
Tangible common equity as a percentage of total risk weighted assets	10.54	10.44	10.54	10.44

OTHER NON-GAAP MEASURES

Pre-tax core net operating income

(Dollars in thousands)

	Three Months Ended June 30		Six Months Ended June 30
	2014	2013	2014	2013

Pre-tax net income	$1,818	$5,025	$7,169	$9,756
Gain on sale of investment securities	-	(70)	-	(278)
Merger related expenses	4,812	-	4,900	-
Severance expenses	533	-	533	-
Pre-tax core net operating income	$7,163	$4,955	$12,602	$9,478